Media Contact: Mary Ann Kabel
Phone: (937) 224-5940
communications@dplinc.com

NEWS RELEASE

DPL Inc. Completes Sale of its Competitive Retail Electric Service Business to IGS Energy

DAYTON, Ohio – January 6, 2016 – DPL Inc., a subsidiary of AES (NYSE:AES) and the parent company of Dayton Power & Light, has sold its competitive retail electric service (CRES) provider, DPL Energy Resources, Inc. (DPLER), to IGS Energy, an Ohio-based company. As part of the transaction, DPL Inc. and IGS Energy will work to help provide a smooth transition of the business. There will be no interruption of service to customers.

Identifying a buyer with a similar business philosophy was important to DPL Inc. IGS Energy shares the DPL Inc. philosophy of offering superior, customer-focused service and IGS Energy has extensive retail operating experience in competitive electricity markets.

The sale focuses DPL Inc. on its core businesses of electricity generation, transmission, and distribution. DPL Inc. reaffirms its commitment to remain a significant partner in the communities it has served for over 100 years and plans continued economic development and philanthropic support of the Miami Valley.

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About DPL Inc. and AES
DPL is a diversified regional energy company that serves customers in West Central Ohio through its subsidiaries. DPL’s principal subsidiaries include The Dayton Power and Light Company (“DP&L”); and DPL Energy, LLC (“DPLE”). DP&L, a regulated electric utility, provides service to over 515,000 customers in West Central Ohio and DPLE engages in the operation of peaking generation facilities. DPL, through its subsidiaries, owns and operates approximately 3,000 megawatts of generation capacity, of which approximately 2,000 megawatts are coal-fired units and 1,000 megawatts are natural gas and diesel peaking units.

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 18 countries through a diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 18,500 people is committed to operational excellence and meeting the world’s changing power needs. AES’ 2014 revenues were $17 billion and AES owns and manages $39 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.